EXHIBIT 4.1.1
FIRST AMENDMENT
COUNTRYWIDE CREDIT INDUSTRIES, INC.
401(k) SAVINGS AND INVESTMENT PLAN
(as amended and restated effective January 1, 1997)
The Board of Directors of Countrywide Credit Industries, Inc. (the “Company”) amended the Countrywide Credit Industries, Inc. 401(k) Savings and Investment Plan (the “Plan”) to provide benefits available under the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) effective January 1, 2002. The Board of Directors of the Company authorized and empowered officers of the Company to execute any documents and to take any other action in furtherance of such amendment. This “Amendment” (i) increases the compensation limit; (ii) increases the contribution percentage of Participants; (iii) provides for “catch up” contributions for Participants age 50 and older; (iv) changes the suspension period for Participants making hardship withdrawals; (v) expands the type of employee benefit plan from which the Plan can accept rollover contributions; (vi) eases the distribution rules with respect to corporate acquisitions and divestitures; (vii) revises the mandatory cash out rule to exclude amounts rolled into the Plan; and (viii) modifies the Top-Heavy rules.
This Amendment is adopted to reflect certain provisions of EGTRRA. This Amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this Amendment shall be effective January 1, 2002.
This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
1.	Section 1.13, “Compensation,” is hereby amended by deleting the last paragraph of this Section and inserting in its place a new section as follows:

“The annual compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.”
2.	Section 4.01, “Salary Deferral Contributions,” is hereby amended by deleting paragraph (a) and inserting in its place a new paragraph (a) as follows:
“(a) Effective January 1, 2002, a Participant may elect to have Salary Deferral Contributions made on his or her behalf in an amount equal to a full percentage of his or her Compensation from one percent (1%) to forty percent (40%) or such other percentage as may be established by the Administrator. Such contributions shall be made by the Participating Employer as a reduction in the Compensation that would otherwise be payable to the Participant.”
3.	Section 4.01, “Salary Deferral Contributions,” is hereby amended by adding new paragraph (b) and changing paragraphs (b) through (e) to paragraphs (c) through (f) as follows:
“(b) A Participant who attains age 50 or older prior to the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the code, as applicable, by reason of the making of such catch-up contribution.”
4.	Section 4.02, “Rollover Contributions”, is modified by deleting paragraphs (a) and (b) in their entirety and inserting in their place new paragraphs (a) and (b) as follows:
“(a) Effective January 1, 2002, subject to the approval of the Administrator, the Plan will accept a direct eligible rollover distribution or a Participant contribution of an eligible rollover distribution from (i) a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions; (ii) an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions; (iii) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; or (iv) the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.
(b) Rollover contributions must be made no later than sixty (60) days following the date on which the Participant receives the distribution from such other plans as described in subparagraph (a) of this Section 4.02.”
5.	Section 5.01, “Employer Matching Contributions”, is hereby amended by deleting paragraph (a) in its entirety and replacing it with new paragraph (a) as follows:
“(a) The Company, it its sole discretion, from time to time shall determine the amount, if any, of Employer Matching Contributions to be made for any Plan Year on behalf of Participants who are Eligible Employees of the Company and each Participating Employer; provided, however, that no Employer Matching Contributions shall be made in respect of any (i) Salary Deferral Contributions made by a Participant prior to the Entry Date described in Section 3.01(b) and (ii) catch-up contribution described in Section 4.01(b).”

6.	Section 6.02, “Annual Limitation on Salary Deferral Contributions,” is hereby revised by adding new paragraph 6.02(c) as follows:
“(c) No Participant shall be permitted to have elective deferrals made under the Plan or any other qualified plan maintained by a Participating Employer or Affiliated Company during any Plan Year in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such Plan Year, except to the extent permitted under Section 4.01(b) of the Plan and Section 414(v) of the Code, if applicable.”
7.	Section 6.05, “Combined Limitations on Salary Deferral Contributions and Employer Matching Contributions,” is hereby amended by adding new paragraph (c) as follows:
“(c) The multiple use test described in Treasury Regulation Section 1.401(m)-2 and this Section 6.05 shall not apply for Plan Years beginning after December 31, 2001.”
8.	Section 6.08, “Limitations on Contributions Applicable to All Participants,” is hereby amended by deleting paragraph (a) and inserting in its place new paragraph (a) as follows:
“(a) In no event shall the Annual Addition to a Participant’s Account for any Limitation Year beginning on or after January 1, 2002 exceed the lesser of:
(i)	$40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

(ii)	100 percent of the Participant’s compensation, within the meaning of Section 415(c)(3) of the Code, for the Limitation Year.
     The compensation limit referred to in (ii) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419(A)(f)(2) of the Code) which is otherwise treated as an annual addition.
9.	Section 11.01, “Financial Hardship,” is hereby amended by deleting subparagraph (iii) in its entirety and substituting new subparagraph (iii) in its place as follows:
“(iii) the Participant’s Salary Deferral Contributions under the Plan, and the Participant’s elective deferrals and voluntary employee contributions under all other plans maintained by the Company or any Affiliated Company, are suspended for a period of 12 months after receipt of the hardship distribution; provided, however, that effective January 1, 2002, the suspension shall be for a period of six months for distributions made on or after January 1, 2002; and”

10.	Section 13.01, “Termination of Employment Prior to Age 65,” is hereby amended by adding the following language at the end of the introductory paragraph:

“For purposes of this Section 13.01, the value of a Participant’s nonforfeitable account balance shall be determined without regard to that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Participant’s nonforfeitable account balance as so determined is $5,000 or less, the Plan shall distribute the Participant’s entire nonforfeitable account balance as soon as practicable.”

11.	Article 13, “Distributions After Termination of Employment,” is hereby amended by renumbering Sections 13.03 through 13.07 to 13.04 through 13.08 and inserting new Section 13.03 as follows:

“Section 13.03 Severance From Employment

Effective for distributions made on or after January 1, 2002, Salary Deferral Contributions, Rollover Contributions, Employer Matching Contributions, Employer Discretionary Contributions and Qualified Nonelective Contributions, and earning attributable to these contributions shall be distributed on account of the Participant’s severance from employment. However, such distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.”
12.	Section 13.06, “Direct Transfer of Eligible Rollover Distribution,” is hereby modified by designating the existing language as paragraph (a) and adding the following language as new paragraphs (b) and (c) as follows:
“(b) Notwithstanding the provisions of subparagraph (a) of this Section 13.06, any amount distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.”
“(c) For purposes of this Section 13.06, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.”
13.	Article 17, “Top-Heavy Plan Provisions,” is hereby modified as follows:

(a)	Section 17.02(b), “Key Employee,” is hereby deleted in its entirety and new Section 17.02(b) is inserted in its place as follows:

“(b) “Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Company or any Affiliated Company having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of a Participating Employer or Affiliated Company, or a 1-percent owner of a Participating Employer or Affiliated Company having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.”

(b)	Determination of present values and amounts. This paragraph (b) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the Determination Date.
(i)	Distributions during year ending on the Determination Date. The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

(ii)	Employees not performing services during the year ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services any Participating Employer during the 1-year period ending on the Determination Date shall not be taken into account.
(c)	Minimum Benefits. Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. Employer Matching Contributions

that are used to satisfy the minimum contribution requirements shall be treated as Employer Matching Contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.
IN WITNESS WHEREOF, Countrywide Credit Industries, Inc. by its proper officers duly authorized by its Board of Directors has caused this First Amendment to be executed on this 3 of January, 2002.

COUNTRYWIDE CREDIT INDUSTRIES, INC.

/s/ ANNE MCCALLION Anne McCallion
Managing Director, Chief Administrative Officer

Attest:	/s/ SUSAN BOW Susan Bow
Assistant Secretary